Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Phoenix Asia Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.00001 per share	Rules 457(c) and 457(h)	4,000,000	(2)	$14.12	$56,480,000	0.00013810	$7,799.89
	Total Offering Amounts					$56,480,000		$7,799.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,799.89

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($14.12) and low price ($14.12) for the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on November 26, 2025.

(2)	Represents 4,000,000 Ordinary Shares issuable under our 2025 Share Incentive Plan, dated as of November 28, 2025. Pursuant to Rule 416(a) of the Securities Act, the number of Ordinary Shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.